UICI

                                                 Contact: Vernon R. Woelke
                                                          UICI
News Release                                              4001 McEwen, Suite 200
----------------------------------                        Dallas, Texas 75244
                                                          Phone: (972) 392-6700
(For Immediate Release)

UICI ANNOUNCES APPOINTMENT OF WARREN B. IDSAL AS CHIEF FINANCIAL OFFICER

DALLAS, TX, March 2, 1998---- Ronald L. Jensen, President, CEO, and Chairman of the Board of UICI (the "Company" NASDAQ: UICI) announced today the appointment of Warren B. Idsal as Chief Financial Officer of UICI effective March 1, 1998.

Mr. Idsal joins UICI with 20 years of experience as an investment banker with several firms. Most recently, he was Managing Director with Principal Financial Securities, Incorporated, where he provided financial advice concerning public offerings, private placements, and mergers and acquisitions.

According to Ronald Jensen, "Mr. Idsal brings extensive experience to the position in identifying, evaluating and negotiating acquisitions and the financing of such transactions. This will be of great help to UICI as it continues to grow through acquisitions in its existing business units and by adding new business units."

Vernon Woelke, who has served as Chief Financial Officer of UICI since its initial public offering in 1986, and as a Director of UICI since 1991, will work with Mr. Idsal during a transition period. Mr. Woelke will then work primarily with the Credit Services and Student Loan Divisions of UICI with which he has worked extensively since they were acquired by UICI.


RESULTS FOR JANUARY

The Company reported net income of $7,256,000 or $0.16 per share for the month of January 1998 on revenues of $92,629,000. The operating results for the month ended January 31, 1998 include the operations of ELA Corp. ("ELA") which was acquired by UICI in December 1997. As required by the rules of the Securities and Exchange Commission for pooling-of-interests accounting treatment, the affiliates of both UICI and ELA are subject to limitations in the reduction of their investment risk with respect to UICI common stock until after the publication of the results of operations of the combined entities covering at least 30 days. Operating results for the month ended January 31, 1998 are not necessarily indicative of the results that may be expected for the quarter ending March 31, 1998 or the year ending December 31, 1998.


CORPORATE PROFILE
UICI is a diversified financial services company headquartered in Dallas, Texas. Through its subsidiaries, UICI offers insurance and financial services to niche consumer markets. UICI companies also provide institutional technology and outsourcing solutions to the insurance and financial services community.




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        4001 McEwen Road, Suite 200, Dallas, Texas 75244 (972) 392-6700

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